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Robert Herta
(248) 435-1185
robert.herta@meritor.com

Investor Inquiries
Christy Daehnert
(248) 435-9426
christy.daehnert@meritor.com

Meritor Reports Fourth Quarter and Fiscal Year 2012 Results

Company Achieves Margin Expansion Year-Over-Year Despite Revenue Headwinds

TROY, Mich. (Nov. 14, 2012) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its fourth quarter and full fiscal year ended Sept. 30, 2012.

Fourth-Quarter Highlights

•	Sales were $986 million, down $231 million or 19 percent, from the same period last year.

•	Net income on a GAAP basis was $5 million or $0.05 per diluted share, compared to $31 million or $0.32 per diluted share in the prior year's fourth quarter.

•	Net income from continuing operations per share, on a GAAP basis, was $0.04 per diluted share, compared to $0.40 per diluted share in the prior year.

•	Adjusted earnings per share from continuing operations were $0.32, compared to $0.45 in the same period last year.

•	Adjusted EBITDA was $79 million, down $18 million or 19 percent from the same period last year. Adjusted EBITDA margin of 8 percent was flat to the same period last year.

•	Cash flow provided by operations was $55 million in the fourth quarter of fiscal year 2012, compared to $60 million in the same period last year.

•	Free cash flow for the quarter was $31 million, compared to $23 million in the same period last year.

“Our fourth-quarter financial results were solid and in line with our expectations,” said Chairman, CEO and President Chip McClure. “Despite weakening sales volumes outside the United States, we were able to maintain improved adjusted EBITDA margin for the full year through tight cost controls, strong military volumes and the continued benefits of earlier implemented pricing actions and footprint rationalization.”
Fourth-Quarter Results
For the fourth quarter of fiscal year 2012, Meritor posted sales of $986 million, down 19 percent from the same period last year due to lower sales volumes in global markets as well as weaker currency translation.
Net income from continuing operations, on a GAAP basis, was $4 million or $0.04 per diluted share, compared to $38 million or $0.40 per diluted share in the prior year. The decline in net income from continuing operations was due primarily to an $18 million charge associated with a change in actuarial assumptions for the company's year-end valuation of asbestos-related liabilities as well as lower earnings from unconsolidated affiliates associated with weaker volumes in their respective markets.
Adjusted income from continuing operations in the fourth quarter of fiscal year 2012 was $31 million, or $0.32 per diluted share, compared to $43 million, or $0.45 per diluted share, a year ago. Adjusted EBITDA was $79 million, compared to $97 million in the fourth quarter of fiscal year 2011. Adjusted EBITDA margin for the fourth quarter of fiscal year 2012 was 8 percent, which was flat relative to the same period last year. Despite a significant drop in sales, adjusted EBITDA margin remained stable primarily due to the year-over-year benefit of the company's North American pricing actions, European footprint rationalization, and improved military mix which more than offset the EBITDA margin impact of lower sales volumes.
Free cash flow for the fourth quarter of fiscal year 2012 was $31 million compared to free cash flow of $23 million in the same period last year, primarily driven by higher dividends from unconsolidated affiliates and improvements in working capital partially offset by voluntary contributions to the company's global pension plans of $25 million.

Fourth-Quarter Segment Results
Commercial Truck sales were $583 million, down $185 million compared with the same period last year. Segment EBITDA for the Commercial Truck segment was $46 million for the quarter, down $3 million from the fourth quarter of fiscal year 2011. Segment EBITDA margin improved to 7.9 percent, up from 6.4 percent in the same period last year. The favorable impact on segment EBITDA margin of North American pricing actions, European footprint rationalization, and improved net material performance more than offset the margin impact of lower sales volumes overall and lower earnings from the company's unconsolidated Brakes affiliate in Brazil.
Sales for the company's Industrial segment were $222 million, down $47 million from the fourth quarter of fiscal year 2011, driven by weaker volumes in both China and India. Segment EBITDA for the company's Industrial segment was $15 million, down $3 million from the same period last year. Segment EBITDA margin was 6.8 percent, up slightly from 6.7 percent in the fourth quarter of fiscal year 2011. The margin impact of improved military mix more than offset the margin impact of lower volumes in China.
The company's Aftermarket & Trailer segment posted sales of $248 million, down $26 million from the same period last year, primarily due to lower Aftermarket volumes and weaker currency translation. Segment EBITDA for Aftermarket & Trailer was $20 million, down $12 million or 38 percent from the fourth quarter of fiscal year 2011, and segment EBITDA margin declined to 8.1 percent from 11.7 percent in the fourth quarter of fiscal year 2011. The decrease in segment EBITDA and margins was primarily due to a $6 million charge for a value added tax contingency associated with certain sales transactions, as well as lower sales in European and North American markets.

Fiscal Year Results
For fiscal year 2012, Meritor posted sales of $4.4 billion, down $204 million or 4 percent from the prior fiscal year due to lower sales volumes in global markets outside the U.S. and weaker currency translation.
Net income on a GAAP basis was $52 million compared to $63 million in the prior fiscal year. Net income from continuing operations, on a GAAP basis, for fiscal year 2012 was $70 million or $0.72 per diluted share, compared to $65 million or $0.67 per diluted share in the prior fiscal year.
Adjusted income from continuing operations in fiscal year 2012 was $111 million, or $1.14 per diluted share, compared to $82 million, or $0.85 per diluted share, a year ago. Adjusted EBITDA was $345 million in fiscal year 2012, compared to $347 million in fiscal year 2011. Adjusted EBITDA for fiscal year 2012 does not include an $18 million charge recognized in the fourth fiscal quarter associated with the re-measurement of asbestos-related liabilities or a $16 million gain on the sale of excess land recognized in the third fiscal quarter. Adjusted EBITDA margin was 7.8 percent in fiscal year 2012 compared to 7.5 percent in the prior fiscal year. Despite the decline in sales, adjusted EBITDA margin improved primarily due to the company's North American pricing actions, European footprint rationalization and improved military mix, which more than offset the EBITDA margin impact of lower sales volumes.
Cash flow provided by operating activities for the full fiscal year was $77 million as compared to $41 million in the prior fiscal year. The improvement in operating cash flow is primarily due to lower working capital and lower cash used for discontinued operations partially offset by significantly higher contributions to our global pension plans. Free cash flow for fiscal year 2012 was negative $12 million, compared to negative $70 million in fiscal year 2011.

Fiscal 2012 Accomplishments

•	Executed EBITDA margin enhancing strategies.

◦	Enhanced EBITDA margin despite revenue headwinds.

◦	Continued to restructure the business to fit current market conditions.

◦	Rationalized European footprint to improve margin expansion.

◦	Successfully managed the return of peak FMTV production.

◦	Realized the benefit of 2011 executive headcount reductions.

•	Continued to secure pricing equal to Meritor's value proposition.

◦	Implemented pricing negotiations which contributed to margin expansion.

•	Invested to reduce premium costs.

◦	Executed operational improvements to increase productivity and minimize premium costs.

•	Continued collaboration with customers and suppliers to profitably address demand.

◦	Awarded new business based on market leading product lines.

◦	Worked with customers to meet flexible demands on commercial truck volumes throughout the year.

◦	Received 14 customer awards in 2012 for performance in three major regions of the world.

◦	Named 2012 Global Remanufacturer of the Year by ReMaTecNews.

•	Continued to drive new product development.

◦	Provided content on two of the three finalists in the engineering and manufacturing development phase of the Joint Light Tactical Vehicle program.

◦	Introduced latest generation of drive axles and brakes.

◦	Selected by Wabash National to have Meritor trailer axles as standard equipment on its trailers.

•	Implemented balance sheet strategies.

◦	Maintained a high level of liquidity to manage all cycles.

◦	Executed an amended $515 million U.S. revolving credit facility that extended the maturity date to April 2017 with a springing maturity date of 2015 under certain circumstances.

◦	Executed a new $100 million U.S. accounts receivable program that matures in June 2015.

◦	S&P upgraded senior secured credit rating to BB- from B+ and upgraded the senior unsecured credit rating to B- from CCC+.

◦	Continued to reduce the unfunded pension liability.

2013 Priorities
With a clear vision to be the recognized leader in providing drivetrain, mobility, braking and aftermarket solutions to the global commercial vehicle and industrial markets, the company will continue to remain diligently focused on the following priorities for 2013:

•	Maintain flexibility in an uncertain market and successfully execute as global markets recover.

•	Remain focused on rigorous cost management.

•	Continue to implement appropriate balance sheet strategies.

•	Continue to invest in new product development to maintain market and technology leadership positions.

Outlook for 2013
For fiscal year 2013, the company expects the following from continuing operations:

•	Revenue to be approximately $4 billion.

•	Adjusted EBITDA margin to be approximately 7 percent.

•	Adjusted earnings per share from continuing operations in the range of $0.25 to $0.35.

•	Free cash flow from continuing operations before restructuring payments to be about breakeven.

•	Effective tax rate to be approximately 50 percent.
For fiscal year 2013, the company anticipates the following for the entire company:

•	Capital expenditures in the range of $65 million to $75 million.

•	Interest expense in the range of $90 million to $100 million.

•	Cash interest in the range of $75 million to $85 million.

•	Cash income taxes in the range of $50 million to $60 million.

“Our team is focused on our 2013 priorities and key initiatives,” said McClure. “In these volatile markets, we continue to remain flexible and prepared for when the global markets recover. At the same time, we are executing on strategies with two distinct customer-focused business segments that support sustainable and future growth, collaboration with customers and suppliers, strategic investments, new product development and rigorous cost management.”

Fourth-Quarter Fiscal Year 2012 Conference Call
Meritor will host a conference call and webcast to present the company's fiscal year 2012 fourth-quarter and full-year financial results on Wednesday, Nov. 14, 2012, at 9 a.m. (ET).
To participate, call (617) 213-4853, 10 minutes prior to the start of the call. Please reference passcode 16637709 when registering. Investors can also listen to the conference call in real time - or for seven days after the event - by visiting meritor.com.
A replay of the call will be available starting at 11:00 a.m. on Nov. 14, until 11:59 p.m. Nov. 21, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay passcode 81628649. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the home page or the investor page.
The company's fourth-quarter and full-year financial results for fiscal year 2012 will be released prior to the conference call and webcast on Nov. 14. The release will be distributed through PR Newswire, First Call and meritor.com

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers in more than 70 countries. Meritor is based in Troy, Mich., United States, and is made up of approximately 10,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's web site at meritor.com.

Forward-Looking Statement
This press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. SEC filings may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reduced production for certain military programs and our ability to secure new military programs as our primary military programs wind down by design in future years; reliance on major original equipment manufacturer (“OEM”) customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to adjust their demands in view of rapid changes in production levels; global economic and market cycles and conditions, including a slower than anticipated recovery from the recent global economic crisis; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, in the event one or more countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); rising costs of pension and other postretirement benefits; the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability, warranty and recall claims; and possible changes in accounting rules; as well as other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in our Annual Report on Form 10-K for the year ended October 2, 2011 and from time to time in our other filings with the SEC. See also the following portions of our Annual Report on Form 10-K for the year ended October 2, 2011: Item 1. Business, “Customers; Sales and Marketing”; “Competition”; “Raw Materials and Supplies”; “Employees”; “Environmental Matters”; “International Operations”; and “Seasonality; Cyclicality”; Item 1A. Risk Factors; Item 3. Legal Proceedings; and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations. These forward-looking statements are made only as of the respective dates on which they were made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.
Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding Adjusted income or loss from continuing operations, Adjusted diluted earnings per share from continuing operations, Adjusted EBITDA, free cash flow and free cash flow from continuing operations before restructuring payments which are non-GAAP financial measures.
Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings or loss per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.
Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA is a meaningful measure of performance as it is commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses Adjusted EBITDA for planning and forecasting future periods. Management believes that free cash flow is useful in analyzing our ability to service and repay debt.

Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.
Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Segment EBITDA and EBITDA Margins
    Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring costs and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments.

MERITOR, INC.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Sales	$986	$1,217	$4,418	$4,622
Cost of sales	(873)	(1,099)	(3,933)	(4,146)
GROSS MARGIN	113	118	485	476
Selling, general and administrative	(80)	(66)	(285)	(278)
Restructuring costs	(9)	(7)	(39)	(22)
Gain on sale of property	—	—	16	—
Other operating expense	(1)	—	(4)	(2)
OPERATING INCOME	23	45	173	174
Other income, net	1	7	7	10
Equity in earnings of affiliates	11	19	52	70
Interest expense, net	(23)	(22)	(95)	(95)
INCOME BEFORE INCOME TAXES	12	49	137	159
Provision for income taxes	(7)	(8)	(56)	(77)
INCOME FROM CONTINUING OPERATIONS	5	41	81	82
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	1	(7)	(18)	(2)
NET INCOME	6	34	63	80
Less: Income attributable to noncontrolling interests	(1)	(3)	(11)	(17)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$5	$31	$52	$63

NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.
Net income from continuing operations	$4	$38	$70	$65
Income (loss) from discontinued operations	1	(7)	(18)	(2)
Net income	$5	$31	$52	$63

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.04	$0.40	$0.72	$0.67
Discontinued operations	0.01	(0.08)	(0.18)	(0.02)
Diluted earnings per share	$0.05	$0.32	$0.54	$0.65

Diluted average common shares outstanding	97.2	96.8	97.2	96.9

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, In millions)

	September 30, 2012	September 30, 2011
ASSETS:
Cash and cash equivalents	$257	$217
Receivables, trade and other, net	542	712
Inventories	438	460
Other current assets	61	70
TOTAL CURRENT ASSETS	1,298	1,459
Net property	417	421
Goodwill	433	431
Other assets	353	352
TOTAL ASSETS	$2,501	$2,663

LIABILITIES AND EQUITY (DEFICIT):
Short-term debt	$18	$84
Accounts payable	697	841
Other current liabilities	313	328
TOTAL CURRENT LIABILITIES	1,028	1,253
Long-term debt	1,042	950
Retirement benefits	1,075	1,096
Other liabilities	338	325
Total deficit attributable to Meritor, Inc.	(1,023)	(995)
Noncontrolling interests	41	34
TOTAL DEFICIT	(982)	(961)
TOTAL LIABILITIES AND DEFICIT	$2,501	$2,663

MERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(Unaudited, In millions)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Sales:
Commercial Truck	$583	$768	$2,717	$2,806
Industrial	222	269	1,001	1,113
Aftermarket & Trailer	248	274	1,011	1,020
Intersegment Sales	(67)	(94)	(311)	(317)
Total sales	$986	$1,217	$4,418	$4,622
EBITDA:
Commercial Truck	$46	$49	$190	$171
Industrial	15	18	68	74
Aftermarket & Trailer	20	32	93	113
Segment EBITDA	81	99	351	358
Unallocated legacy and corporate costs	(2)	(2)	(6)	(11)
Adjusted EBITDA	79	97	345	347
Interest expense, net	(23)	(22)	(95)	(95)
Provision for income taxes	(7)	(8)	(56)	(77)
Depreciation and amortization	(15)	(17)	(63)	(66)
Loss on sale of receivables	(2)	(4)	(9)	(10)
Restructuring costs	(9)	(7)	(39)	(22)
Gain on sale of property	—	—	16	—
Asbestos-related liability remeasurement	(18)	—	(18)	—
Other income, net	—	2	—	5
Noncontrolling interests	(1)	(3)	(11)	(17)
Income from Continuing Operations attributable to Meritor, Inc.	4	38	70	65
Income (loss) from Discontinued Operations attributable to Meritor, Inc.	1	(7)	(18)	(2)
Net income attributable to Meritor, Inc.	$5	$31	$52	$63

Adjusted EBITDA Margin (1)	8.0%	8.0%	7.8%	7.5%
(1) Adjusted EBITDA margin equals Adjusted EBITDA divided by consolidated sales.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In millions)

	Twelve Months Ended September 30,
	2012	2011
OPERATING ACTIVITIES
Income from continuing operations	$81	$82
Adjustments to income from continuing operations:
Depreciation and amortization	63	66
Restructuring costs	39	22
Equity in earnings of affiliates	(52)	(70)
Pension and retiree medical expense	53	71
Gain on sale of property	(16)	—
Other adjustments to income from continuing operations	21	35
Dividends received from affiliates	47	45
Pension and retiree medical contributions	(140)	(71)
Restructuring payments	(22)	(13)
Changes in off-balance sheet accounts receivable factoring	(24)	144
Changes in assets and liabilities	39	(213)
Operating cash flows provided by continuing operations	89	98
Operating cash flows used for discontinued operations	(12)	(57)
CASH PROVIDED BY OPERATING ACTIVITIES	77	41
INVESTING ACTIVITIES
Capital expenditures	(89)	(105)
Proceeds from sale of property	18	—
Other investing activities, net	3	2
Net investing cash flows used for continuing operations	(68)	(103)
Net investing cash flows provided by (used for) discontinued operations	28	(69)
CASH USED FOR INVESTING ACTIVITIES	(40)	(172)
FINANCING ACTIVITIES
Repayment of notes and term loan	(86)	—
Proceeds from term loan	100	—
Debt issuance costs	(12)	—
Other financing activities	—	6
CASH PROVIDED BY FINANCING ACTIVITIES	2	6
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	1	(1)
CHANGE IN CASH AND CASH EQUIVALENTS	40	(126)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	217	343
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$257	$217

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Income from continuing operations attributable to Meritor, Inc.	$4	$38	$70	$65
Adjustments:
Restructuring costs	9	7	39	22
Gain on sale of property	—	—	(16)	—
Asbestos-related liability remeasurement	18	—	18	—
Other income, net	—	(2)	—	(5)
Adjusted income from continuing operations	$31	$43	$111	$82

Diluted earnings per share from continuing operations	$0.04	$0.40	$0.72	$0.67
Impact of adjustments on diluted earnings per share	0.28	0.05	0.42	0.18
Adjusted diluted earnings per share from continuing operations	$0.32	$0.45	$1.14	$0.85

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Cash flows provided by operating activities — continuing operations	$54	$61	$89	$98
Capital expenditures — continuing operations	(24)	(37)	(89)	(105)
Free cash flow - continuing operations	30	24	—	(7)
Cash flow provided by (used for) operating activities - discontinued operations	1	(1)	(12)	(57)
Capital expenditures — discontinued operations	—	—	—	(6)
Free cash flow — discontinued operations	1	(1)	(12)	(63)
Free cash flow — total company	$31	$23	$(12)	$(70)

Free cash flow - continuing operations	$30	$24	$—	$(7)
Restructuring payments - continuing operations	7	3	22	13
Free cash flow from continuing operations before restructuring payments	$37	$27	$22	$6

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